December 21, 2016


Chapman and Cutler LLP
111 W. Monroe
Chicago, Illinois 60603

RE: First Trust Senior Floating Rate 2022 Target Term Fund
    ------------------------------------------------------

Ladies and Gentlemen:

      We have acted as special Massachusetts counsel to First Trust Senior Floating Rate 2022 Target Term Fund, a Massachusetts business trust (the "Fund"), in connection with the filing of the Fund's Registration Statement on Form N-2 with the Securities and Exchange Commission pursuant to Rule 462(b) on or about December 21, 2016 (the "Registration Statement"), with respect to certain of its Common Shares of Beneficial Interest, par value of $.01 per share (the "Shares"). You have requested that we deliver this opinion to you, as special counsel to the Fund, for use by you in connection with your opinion to the Fund with respect to the Shares.

      In connection with the furnishing of this opinion, we have examined the following documents:

            (a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Fund;

            (b) a copy, as filed with the Secretary of the Commonwealth of Massachusetts on November 14, 2016, of the Fund's Amended and Restated Declaration of Trust dated as of November 10, 2016 (the "Declaration of Trust");

             (c) a certificate of the Secretary of the Fund, certifying as to, and attaching copies of, the Fund's Declaration of Trust, By-Laws, the Actions of Initial Trustee by Written Consent on November 4, 2016 and November 11, 2016 and the resolutions adopted by the Trustees at a meeting held on November 11, 2016 and the minutes of the meeting of the Fund's Executive Committee on December 21, 2016 (together with the Actions of Initial Trustee by Written Consent, the "Resolutions");

            (d) a printer's proof received on December 21, 2016 of the Registration Statement.

      In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as

Chapman and Cutler LLP
December 21, 2016
Page 2



copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the printer's proof referred to in paragraph (d) above. We have further assumed that the Fund's Declaration and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of issuance of such Shares.

      This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents. As to our opinion below relating to the legal existence of the Fund, our opinion relies entirely upon and is limited by the certificate referenced in paragraph (a) above.

      This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Fund's Declaration or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Fund.

      We understand that all of the foregoing assumptions and limitations are acceptable to you.

      Based upon and subject to the foregoing, please be advised that it is our opinion that:

      1. The Fund is legally existing under the Fund's Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

      2. The Shares, when issued and sold in accordance with the Resolutions and for the consideration set forth in the Registration Statement, will be validly issued, fully paid and non-assessable, except that, as indicated in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

Chapman and Cutler LLP
December 21, 2016
Page 3



      This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to your reliance on this opinion in connection with your opinion to the Fund with respect to the Shares, to the reference to our name in the Registration Statement under the heading "Legal Opinions" and to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                         Very truly yours,


                                         /s/ Morgan, Lewis, & Bockius LLP


                                         MORGAN, LEWIS, & BOCKIUS LLP